                                                Filed Pursuant to Rule 424(b)(5)
                                                     Registration No. 333-121067

PRICING SUPPLEMENT No. 11
to Prospectus Supplement dated May 18, 2005
to Prospectus Supplement dated May 18, 2005
and Prospectus dated May 18, 2005

                                   $47,000,000
                          LEHMAN BROTHERS HOLDINGS INC.
                           MEDIUM-TERM NOTES, SERIES H
                        0.25% Notes Due December 8, 2012

             Performance Linked to the Russell Midcap(R) Growth Index

Because these notes are part of a series of Lehman Brothers Holdings' debt securities called Medium-Term Notes, Series H, this pricing supplement and the accompanying prospectus supplement, dated May 18, 2005 (the "synthetic convertible prospectus supplement") should also be read with the accompanying prospectus supplement, dated May 18, 2005 (the "MTN prospectus supplement") and the accompanying prospectus dated May 18, 2005 (the "base prospectus"). Terms used here have the meanings given them in the synthetic convertible prospectus supplement, the MTN prospectus supplement or the base prospectus, unless the context requires otherwise.

o  REFERENCE EQUITY: Russell Midcap(R)     o  THRESHOLD VALUE: 400.3014, which
   Growth Index, as calculated by             represents 106.35% of 376.40, the
   Frank Russell Company. The Frank           initial level of the Russell
   Russell Company is not involved in         Midcap(R) Growth Index.
   this offering and has no
   obligation with respect to the          o  EARLIEST REDEMPTION DATE: December
   notes.                                     1, 2007.

o  STATED MATURITY DATE: December 8,       o  REDEMPTION NOTICE PERIOD: 30
   2012, subject to postponement if           calendar days.
   the valuation date is postponed.
                                           o  OPTIONAL REPURCHASE NOTICE PERIOD:
o  INTEREST RATE: 0.25% per annum.            Eight business days.

o  INTEREST PAYMENT DATES: June 8 and      o  DETERMINATION PERIOD: Three
   December 8 of each year, beginning         business days.
   on June 8, 2006.
                                           o  STOCK SETTLEMENT: None.
o  INTEREST PAYMENT RECORD DATES: 15
   calendar days prior to each             o  LISTING: The notes will not be
   interest payment date.                     listed on any exchange.

o  PRINCIPAL AMOUNT: $1,000 per note,
   and in the aggregate, $47,000,000.

 Investing in the notes involves risks. Risk Factors begin on page SS-7 of the synthetic convertible prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement, any accompanying prospectus supplement or any accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ----------------------
                                                  Per Note         Total
Public offering price...........................  100.00%       $47,000,000
Underwriting discount...........................    0.25%          $117,500
Proceeds to Lehman Brothers Holdings............   99.75%       $46,882,500

                             ----------------------

Lehman Brothers Holdings has granted the underwriter an option to purchase, within 13 days of the original issuance, up to an additional $7,050,000 aggregate principal amount of notes on the same terms and conditions set forth above solely to cover over-allotments, if any.

The notes are expected to be ready for delivery in book-entry form only through
The Depository Trust Company on or about December 8, 2005.

                             ----------------------

                                 LEHMAN BROTHERS

December 1, 2005

"Russell Midcap(R) Growth Index" is a trademark of Frank Russell Company. The notes, based on the performance of Russell Midcap(R) Growth Index, are not sponsored, endorsed, sold or promoted by Frank Russell Company and Frank Russell
Company makes no representation regarding the advisability of investing in the notes.

     EXAMPLES OF AMOUNT PAYABLE AT MATURITY OR UPON REDEMPTION OR REPURCHASE

Here are two examples of hypothetical alternative redemption amount calculations.

EXAMPLE 1. ASSUMING THE SETTLEMENT VALUE IS 300:

Alternative redemption amount per $1,000 note =

                                    300.0000
                         $1,000  x  --------  =  $749.43
                                    400.3014

As a result, on the maturity date or upon redemption, you would receive $1,000 per $1,000 note because $1,000 is greater than $749.43. If you require Lehman
Brothers Holdings to repurchase your notes, you would only receive $749.43 per
$1,000 note.

EXAMPLE 2. ASSUMING THE SETTLEMENT VALUE IS 500:

Alternative redemption amount per $1,000 note =

                                    500.0000
                         $1,000  x  --------  =  $1,249.05
                                    400.3014

As a result, on the maturity date or upon redemption, you would receive
$1,249.05 per $1,000 note because $1,250.00 is greater than $1,000. If you require Lehman Brothers Holdings to repurchase your notes, you would also receive 1,249.05 per $1,000 note.

To the extent the settlement value differs from the values assumed above, the results indicated above would be different.

                                      PS-2

                                    THE INDEX

RUSSELL MIDCAP(R) GROWTH INDEX

Lehman Brothers Holdings obtained all information contained in this pricing supplement regarding the Russell Midcap(R) Growth Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Frank Russell Company. Frank Russell Company has no
obligation to continue to publish, and may discontinue publication of, the
Russell Midcap(R) Growth Index. The consequences of Frank Russell Company discontinuing publication of the Russell Midcap(R) Growth Index are described in the section entitled "Description of the Notes--Discontinuance of one or more relevant indices; Alteration of method of calculation" on page SS-19 of the synthetic convertible prospectus supplement. Lehman Brothers Holdings makes no representation or warranty as to the accuracy or completeness of any information relating to the Russell Midcap(R) Growth Index.

The Russell Midcap(R) Growth Index measures the performance of those Russell
Midcap companies with higher price-to-book ratios and higher forecasted growth values. Russell Midcap companies are members of the Russell Midcap(R) Index, which measures the performance of the 800 smallest companies in the Russell
1000(R) Index. The stocks are also members of the Russell 1000 Growth(R) Index, which measures the performance of those Russell 1000 companies with higher price-to-book ratios and higher forecasted growth values. Russell produces a family of 23 U.S. equity indexes. The indexes are market cap-weighted and include only common stocks incorporated in the United States and its territories. All U.S. indexes are subsets of the Russell 3000(R) Index, which represents approximately 98% of the investable U.S. equity market.

CONSTRUCTION AND METHODOLOGY

INDEX MEMBERSHIP CRITERIA

Index membership criteria as described below for the Russell 3000(R) Index applies to the Russell-Midcap(R) Growth Index as its subset.

The Russell 3000(R) Index contains the largest 3,000 companies incorporated in the United States and its territories. The companies are ranked by decreasing total market capitalization. All companies listed on any U.S. exchange are considered for inclusion in the Index with the following exceptions:

Minimum Trading Price

Stocks must trade at or above $1.00 on May 31 to be eligible for inclusion in the Russell Indexes. However, if a stock falls below $1.00 intra-year, it will not be removed from the Russell indexes until the next reconstitution if it is still trading below $1.00.

Class of Stock

Determining a company's inclusion in the Index is based on total market capitalization. Total market cap is determined by combining all common stock share classes (outstanding). If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in Russell's calculations. In cases where the common stock share classes act independently of each other (e.g. tracking stocks), each class is considered for inclusion separately. AT&T, General Motors, Georgia Pacific, and Sprint are examples of companies with independent share classes.

Primary Trading Vehicle

Primary trading vehicles are determined by an objective equal-weighted matrix of relative trading volume, price and float-adjusted shares outstanding as of May
31. The common share class with the highest trading volume, price and float-adjusted shares outstanding (or highest combination of the three) will be considered the primary trading vehicle and its associated price and trading symbol will be included as a member in the Russell indexes.

Beginning with Reconstitution 2003, current members of the Russell 3000(R) Index with multiple common share classes will be evaluated according to a secondary matrix if the original matrix signals a membership change at reconstitution.
Used only to evaluate current Russell 3000 members at reconstitution time, this secondary matrix has been established to gauge materiality of the differences between variables. While maintaining objective criteria, the purpose of the secondary matrix is to prevent small differences from influencing membership and causing share turnover. As such, variables will be excluded from the matrix if the

                                      PS-3

difference between the current and alternate class is immaterial. Materiality will be evaluated as follows:

     o    Price (if difference is greater than 10%*)

     o    Float-Adjusted Shares (if difference is greater than 20%*)

     o    100-Day Average Trading Volume (if difference is greater than 20%*)

* Percentage differences will be based on current member class variables relative to other class. (i.e. if current class price is 52.56 and other class is 54.66, the percentage will be calculated as follows: (current member price-other class price)/current member price= (52.56-54.66)/52.56= 4%.

In the event that the secondary primary trading vehicle matrix results in a tie, preference will be given to the class having a combination of BOTH materially higher trading volume and float-adjusted shares outstanding. Otherwise, when the matrix results in a "tie", preference is given to the existing member.

Primary trading vehicles will be determined at reconstitution and maintained until the following reconstitution, unless significant corporate actions occur.
In the event of a significant corporate action, the primary vehicle will be re-evaluated and could change based on the most current available information.
In the event that the primary trading vehicle matrix has missing or identical data for each class, the primary trading vehicle will be determined based on available market information.

Non-U.S. Incorporated Companies

Stocks traded on the different exchanges in the United States, but incorporated in other countries (e.g., Carnival Corp., Schlumberger Ltd., and Tyco Int'l.)
are excluded. Russell's purpose is to create an index of U.S. stocks. The behavior of foreign stocks is heavily influenced by factors outside the United
States; hence, including such stocks would cloud the picture of the performance of the U.S. stock market.

Other Excluded Stocks

Because Russell is trying to capture performance of each company's primary equity vehicle, the following share types are not eligible for inclusion:

     o    Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, trust receipts, royalty trusts, limited liability companies, bulletin board, pink sheet stocks, closed-end investment companies, limited partnerships, and foreign stocks.

     o    As a special exception, Berkshire Hathaway is also excluded

Deadline for Inclusion

Stocks must be trading on May 31 and Russell must have access to documentation verifying the company's eligibility for inclusion. This information includes corporate description, incorporation, shares outstanding, and other information needed to determine eligibility. As a result, companies that start trading in
June, or companies that started to trade prior to May 31, but failed to provide the required information, are excluded until the next reconstitution. Initial
Public Offerings will be considered for inclusion quarterly (See Rules for
Additions).

CAPITALIZATION ADJUSTMENTS

The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investing opportunity set. Stocks are weighted by their available market capitalization, which is calculated by multiplying the primary price by the available shares.

Available Shares

Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in SEC corporate filings. Other sources are used in cases of missing or questionable data.

Unavailable Shares

     o    ESOP or LESOP shares -- Corporations that have Employee Stock
          Ownership Plans that comprise 10% or more of the shares outstanding are adjusted.

     o    Corporate cross-owned shares -- When shares of a company in the index are held by another company also in the index, this is considered corporate cross-ownership. Any

                                      PS-4

          percentage held in this class will be adjusted.

     o    Large private and corporate shares -- Large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together, or a corporation not in the index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies not in the index, partnerships, insurance companies not in the index, mutual funds, banks not in the index, or venture capitals.

     o    Unlisted share classes -- Classes of common stock that are not traded on a U.S. Exchange.

     o    IPO Lock-Ups -- Shares locked up during an Initial Public Offering are not available to the public and will be excluded from the market value at the time the IPO enters the index.

PRICING OF SECURITIES: PRIMARY EXCHANGE

Effective on January 1, 2002, primary exchange closing prices are used in the daily index calculations. Primary exchange closing prices are the closing price on a securities' primary exchange. FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to
January 1, 2002, Composite closing prices, which are the last trade price on any
U.S. exchange, were used in the daily index calculations.

HALTED TRADING

In the case of trading halts, stocks are held in the Russell U.S. Indexes at the last traded price until trading resumes or the stock is delisted.

DIVIDENDS

Gross dividends are included in the daily total return calculation of the
Indexes based on their ex-dates. The ex-date is used rather than the pay-date because the marketplace price adjustment for the dividend occurs on the ex-date.
Monthly, quarterly, and annual total returns are calculated by compounding the reinvestment of dividends daily.

CORPORATE ACTIONS AFFECTING THE INDEXES

"No replacement" Rule

Securities that leave the index, between reconstitution dates, for any reason
(e.g., mergers, acquisitions, or other similar corporate activity) are not replaced. Thus, the number of securities in the indexes over the year will fluctuate according to corporate activity.

Rule for Corporate Action-Driven Changes

Beginning April 1, 2003 changes resulting from corporate actions will generally be applied at the open of the ex-date using the previous day's closing prices.

     o    RECLASSIFICATION OF SHARES, MERGERS & ACQUISITIONS, SPIN-OFFS AND
          REORGANIZATIONS: Adjustments will be made at the open of the ex-date using previous day closing prices

     o    RE-INCORPORATIONS AND EXCHANGE DELISTING: Deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for delisted stocks)

When acquisitions or mergers take place within the Russell 3000E Index, the stock's capitalization moves to the acquiring stock, hence, mergers have no effect on the index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final. Prior to April 1, 2000, if the acquiring stock was a member of a different index (i.e., Russell 1000 or Russell
2000), the shares for the acquiring stock were not adjusted until month end.

Deleted stocks

Effective on January 1, 2002, when deleting stocks from the Russell indexes as a result of exchange delisting or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price. Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange.

Rule for Additions

The only additions between reconstitution dates are as a result of spin-offs and initial public offerings. Spin-off companies are added to the parent company's index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company's total market capitalization must be greater than the market-adjusted

                                      PS-5

total market capitalization of the smallest security in the Russell 3000E(TM)
Index at the latest reconstitution. As of March 2003, the spin-off company's style index is determined by the style index membership of the parent entity.

QUARTERLY IPO ADDITIONS

Beginning September 2004, eligible IPOs are added to Russell U.S. indexes at the end of each calendar quarter according to the schedule below. IPOs will be added to Russell's U.S. Index family based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. Market adjustments will be made using the returns of the broad market Russell 3000(R). Eligible IPOs will be added to the Russell style indexes using their industry's average style probability established at the latest reconstitution.

In order to be added during a quarter outside of reconstitution, Initial Public
Offerings must meet all Russell U.S. Index eligibility requirements.
Additionally, IPOs must meet the following criteria on the final trading day of the month prior to quarter-end (1) price/trade and (2) rank larger in total market capitalization than the market-adjusted smallest company in the Russell
3000E. Index as of the latest June reconstitution and (3) meet criteria listed in (1) and (2) during an initial offering period.

UPDATES TO SHARE CAPITAL AFFECTING THE INDEXES

Each month, Russell indexes are updated for changes to shares outstanding as companies report changes in share capital to the SEC. Effective April 30, 2002 only cumulative changes to shares outstanding greater than 5% will be reflected in the Russell U.S. indexes. This does not affect treatment of major corporate events, which are effective on the ex-date.

INDEX RECONSTITUTION/REBALANCING

The Russell U.S. Indexes are reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective the last Friday of June each year. Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

The indexes were rebalanced quarterly from 1979 to 1986 and semi-annually from
1987 to June 30, 1989. The securities for these time periods (through Dec. 31,
1988) were ranked based on the month of rebalancing, that is, for March 1979 the securities were ranked based on their total market capitalization at March 31,
1979.

HISTORICAL INFORMATION ABOUT RUSSELL MIDCAP(R) GROWTH INDEX

You can obtain the level of the index at any time from the Bloomberg(R) service under the symbol "RDG".

The following table presents the high and low index level during each quarter of
2002, 2003, 2004 and 2005 (through the date of this pricing supplement), and the closing price at the end of each quarter of 2002, 2003, 2004 and 2005 (through the date of this pricing supplement).

These results are not indications of future performance. Lehman Brothers
Holdings cannot assure you that the level of the index will increase enough so that the alternative redemption amount will be greater than $1,000.

All information in the table that follows was obtained from Bloomberg L.P.

                                      PS-6

                                            HIGH         LOW         PERIOD END
                                          --------     --------      ----------
2002
  First Quarter..........................  290.48       256.29         279.37
  Second Quarter.........................  280.36       223.26         228.29
  Third Quarter..........................  223.67       186.70         188.88
  Fourth Quarter.........................  219.75       177.44         205.92

2003
  First Quarter .........................  216.88       191.60         205.67
  Second Quarter.........................  251.77       205.50         244.01
  Third Quarter..........................  274.34       243.70         261.16
  Fourth Quarter.........................  293.48       266.37         292.54

2004
  First Quarter .........................  312.75       291.43         306.30
  Second Quarter.........................  316.22       289.28         309.12
  Third Quarter..........................  304.73       271.20         295.29
  Fourth Quarter.........................  335.94       292.42         335.90

2005
  First Quarter .........................  341.69       318.66         329.80
  Second Quarter ........................  344.37       314.60         340.64
  Third Quarter..........................  363.71       342.10         362.29
  Fourth Quarter (through the date of
    this pricing supplement).............  376.58       340.69         376.58

LICENSE AGREEMENT BETWEEN FRANK RUSSELL COMPANY AND LEHMAN BROTHERS HOLDINGS

Frank Russell Company and Lehman Brothers Holdings will enter into a non-exclusive license agreement providing for the license to Lehman Brothers
Holdings and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Russell Midcap(R) Growth Index, which is owned and published by Frank Russell Company, in connection with certain securities, including the notes.

The license agreement between Frank Russell Company and Lehman Brothers Holdings will provide that the following language must be set forth in this pricing supplement.

The notes are not sponsored, endorsed, sold or promoted by Frank Russell Company
("Russell"). Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Russell Midcap(R) Growth Index to track general stock market performance or a segment of the same. Russell's publication of the Russell Midcap(R) Growth
Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell Midcap(R)
Growth Index is based.

                                      PS-7

Russell's only relationship to Lehman Brothers Holdings is the licensing of certain trademarks and trade names of Russell and of the Russell Midcap(R)
Growth Index which is determined, composed and calculated by Russell without regard to Lehman Brothers Holdings or the notes. Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and
Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell
Midcap(R) Growth Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL
MIDCAP(R) GROWTH INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO
LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO
WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS
HOLDINGS, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE
USE OF THE RUSSELL MIDCAP(R) GROWTH INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL
MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES
OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO
THE RUSSELL MIDCAP(R) GROWTH INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT
LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR
ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST
PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                      PS-8

HYPOTHETICAL RETURNS

The table below illustrates, for a range of hypothetical settlement values calculated on the valuation date:

o    the hypothetical alternative redemption amount per $1,000 note;

o    the percentage change from the principal amount to the hypothetical alternative redemption amount;

o    the hypothetical total amount payable at stated maturity per $1,000 note
     (without interest);

o    the hypothetical total rate of return (without interest);

o    the hypothetical annualized pre-tax rate of return (without interest);

o    the hypothetical total rate of return (including interest); and

o    the hypothetical annualized pre-tax rate of return (including interest).

                                  PERCENTAGE     HYPOTHETICAL
                                   CHANGE OF     TOTAL AMOUNT                 HYPOTHETICAL                 HYPOTHETICAL
                                 HYPOTHETICAL     PAYABLE AT                   ANNUALIZED                   ANNUALIZED
                  HYPOTHETICAL    ALTERNATIVE       STATED      HYPOTHETICAL    PRE-TAX     HYPOTHETICAL     PRE-TAX
  HYPOTHETICAL    ALTERNATIVE     REDEMPTION     MATURITY PER    TOTAL RATE     RATE OF      TOTAL RATE      RATE OF
   SETTLEMENT      REDEMPTION     AMOUNT OVER     $1,000 NOTE    OF RETURN       RETURN       OF RETURN       RETURN
  LEVEL ON THE     AMOUNT PER    THE PRINCIPAL     (WITHOUT       (WITHOUT      (WITHOUT     (INCLUDING     (INCLUDING
 VALUATION DATE   $1,000 NOTE       AMOUNT         INTEREST)     INTEREST)      INTEREST)     INTEREST)      INTEREST)
-----------------------------------------------------------------------------------------------------------------------

  $ 200.00          $  499.62      -50.04%         $1,000.00         0.00%         0.00%         1.75%          0.25%
    250.00             624.53      -37.55           1,000.00         0.00          0.00          1.75           0.25
    300.00             749.44      -25.06           1,000.00         0.00          0.00          1.75           0.25
    350.00             874.34      -12.57           1,000.00         0.00          0.00          1.75           0.25
  400.3014(1)        1,000.00       0.000           1,000.00         0.00          0.00          1.75           0.25
    450.00           1,124.15       12.42           1,124.15        12.42          1.69         14.17           1.91
    500.00           1,249.06       24.91           1,249.06        24.91          3.23         26.66           3.43
    550.00           1,373.96       37.40           1,373.96        37.40          4.64         39.15           4.83

------------------------
(1)  This figure reflects the threshold value.

The above figures are for purposes of illustration only. The actual amount received by investors and the resulting total and pre-tax rates of return will depend entirely on the actual settlement value determined by the calculation agent. In particular, the actual settlement value could be lower or higher than those reflected in the table.

The table above only provides hypothetical return information with regard to notes held to maturity. It is not applicable in the case of notes repurchased or redeemed prior to the stated maturity date.

You should compare the features of the notes to other available investments before deciding to purchase the notes. Due to the uncertainty as to whether the alternative redemption amount, at stated maturity or in connection with a repurchase or redemption, will be greater than $1,000 per $1,000 note or whether the notes will be redeemed prior to the stated maturity date, the return on investment with respect to the notes may be higher or lower than the return available on other securities issued by Lehman Brothers Holdings or by others and available through Lehman Brothers Inc. You should reach an investment decision only after carefully considering the suitability of the notes in light of your particular circumstances.

                                      PS-9

           SUPPLEMENTAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Lehman Brothers Holdings is required to provide the comparable yield to you and, solely for tax purposes, is also required to provide a projected payment schedule that includes the actual interest payments on the notes and estimates the amount and timing of contingent payments on the notes. Lehman Brothers
Holdings has determined that the comparable yield is an annual rate of 5.2245%
compounded semi-annually. Based on the comparable yield, the projected payment schedule per $1,000 note is $1.25 semi-annually and $1415.24 due at maturity.
Lehman Brothers Holdings agrees and, by purchasing a note, you agree, for United
States federal income tax purposes, to be bound by Lehman Brothers Holdings'
determination of the comparable yield and projected payment schedule. As a consequence, for United States federal income tax purposes, you must use the comparable yield determined by Lehman Brothers Holdings and the projected payments set forth in the projected payment schedule prepared by Lehman Brothers
Holdings in determining your interest accruals, and the adjustments thereto, in respect of the notes.

                                     PS-10

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

Lehman Brothers Holdings has agreed to sell to Lehman Brothers Inc. and Lehman
Brothers Inc. has agreed to purchase, all of the notes at the price indicated on the cover of this pricing supplement.

Lehman Brothers Holdings has agreed to indemnify Lehman Brothers Inc. against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that Lehman Brothers Inc. may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus.

Lehman Brothers Inc. will offer the notes initially at a public offering price equal to the issue price set forth on the cover of this pricing supplement.
After the initial public offering, the public offering price may from time to time be varied by Lehman Brothers Inc.

Lehman Brothers Holdings has granted to Lehman Brothers Inc. an option to purchase, at any time within 13 days of the original issuance of the notes, up to $7,050,000 additional aggregate principal amount of notes solely to cover over-allotments. To the extent that the option is exercised, Lehman Brothers
Inc. will be committed, subject to certain conditions, to purchase the additional notes. If this option is exercised in full, the total public offering price, the underwriting discount and proceeds to Lehman Brothers Holdings would be $54,050,000, $135,125 and $53,914,875, respectively.

Lehman Brothers Holdings expects to deliver the notes against payment on or about December 8, 2005, which is the fifth business day following the date of this pricing supplement.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade the notes on the date of this pricing supplement, it will be required, by virtue of the fact that the notes initially will settle on the fifth business day following the date of this pricing supplement, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

An affiliate of Lehman Brothers Holdings has entered into a swap transaction in connection with the notes and has received customary compensation for that transaction.

                                     PS-11

                                   $47,000,000

                          LEHMAN BROTHERS HOLDINGS INC.
                           MEDIUM-TERM NOTES, SERIES H

                        0.25% NOTES DUE DECEMBER 8, 2005
                            PERFORMANCE LINKED TO THE
                         RUSSELL MIDCAP(R) GROWTH INDEX

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                               PRICING SUPPLEMENT
                                DECEMBER 1, 2005
                        (INCLUDING PROSPECTUS SUPPLEMENT
                               DATED MAY 18, 2005,
                              PROSPECTUS SUPPLEMENT
                             DATED MAY 18, 2005 AND
                                   PROSPECTUS
                               DATED MAY 18, 2005)

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                                 LEHMAN BROTHERS